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Exhibit 23.2

Consent of Independent Certified Public Accountants

        We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 12, 2003 relating to the financial statements, which appears in the 2002 Annual Report to Shareholders of Walter Industries, Inc., which is incorporated by reference in Walter Industries, Inc.'s Annual Report on Form 10-K for the year ended December 31, 2002. We also consent to the incorporation by reference of our report dated February 12, 2003 relating to the financial statement schedules, which appears in such Annual Report on Form 10-K.

/s/ PRICEWATERHOUSECOOPERS LLP PricewaterhouseCoopers LLP Tampa, Florida June 25, 2003

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Consent of Independent Certified Public Accountants